Exhibit 1.01

SPEEDWAY MOTORSPORTS, INC.

Conflict Minerals Report

For the Year Ended December 31, 2018

Overview

On August 22, 2012, the U.S. Securities and Exchange Commission (the “SEC”) adopted final rules to implement reporting and disclosure requirements concerning Conflict Minerals, as directed by Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”). The rules regarding Conflict Minerals were enacted to further the humanitarian goal of ending violent conflict and human rights abuses in the Democratic Republic of the Congo and surrounding countries (referred to as the “Covered Countries”), which have been partially financed by the exploitation and trade of Conflict Minerals. In this Conflict Minerals Report, references to the “Company”, “SMI”, “we”, “us”, and “our” refer to Speedway Motorsports, Inc. and its subsidiaries.

Rule 13p-1 under the Securities Exchange Act of 1934 (“Rule 13p-1”) requires manufacturers that file reports with the SEC to determine whether the products they manufacture or contract to manufacture contain Conflict Minerals that are “necessary to the functionality or production” of their products. Conflict Minerals currently include cassiterite, columbite/tantalite and wolframite (the most common derivatives of which are tin, tantalum and tungsten, respectively) as well as gold, regardless of where these minerals are mined, processed or sold. (The U.S. Secretary of State may designate other minerals in the future.)

In accordance with guidance from the SEC, our due diligence practices have not been subject to an independent private sector audit. We will obtain such an audit in the future if and when one may be required by SEC rules and guidance.

This Conflict Minerals Report for the year ended December 31, 2018 is presented in accordance with Rule 13p-1 and guidance issued by the SEC.

Company and Supply Chain Description

We are a leading promoter, marketer and sponsor of motorsports activities in the United States. We own and operate eight racing facilities in four of the top-ten media markets in the United States through our subsidiaries: Atlanta Motor Speedway, Bristol Motor Speedway, Charlotte Motor Speedway, Kentucky Speedway, Las Vegas Motor Speedway, New Hampshire Motor Speedway, Sonoma Raceway, and Texas Motor Speedway. We also:

●	provide souvenir merchandising, including screen printing and embroidery, and food, beverage and hospitality catering services, through our SMI Properties subsidiaries,

●	provide radio programming, production and distribution through our Performance Racing Network subsidiary,

●	distribute wholesale and retail motorsports and other sports-related souvenir merchandise and apparel through our SMI Properties and SMI Trackside subsidiaries,

●	produce and distribute environmentally-friendly micro-lubricant through our Oil-Chem subsidiary, and

●

manufacture and distribute smaller-scale, modified racing cars and parts through our US Legend Cars International subsidiary (“Legend Cars”). The products manufactured by this subsidiary are being reported on in this Conflict Minerals Report.

We have an extensive supply chain with several tiers of suppliers between us and smelters or refiners and countries of origin. We rely on our suppliers at the top tier of our supply chain, that is, those with whom we have direct business relationships, to provide information regarding the origin of the Conflict Minerals contained in components and materials supplied to us, including sources of Conflict Minerals that are supplied to them from lower tier suppliers.

Due Diligence Measures Undertaken

Pursuant to the Company’s Conflict Minerals policy, the Company developed a due diligence framework utilizing the Organisation for Economic Co-operation and Development (the “OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and related supplements. The design of our due diligence measures undertaken for the reporting year ended December 31, 2018 are summarized below.

Establish Strong Company Management Systems.

The Company supports the humanitarian goal of ending violent conflict and human rights abuses, and the Company requires that all of its global suppliers support and comply with this effort.

The Company’s Conflict Minerals Policy is located on our website at http://investors.speedwaymotorsports.com/governance/highlights/default.aspx

Information on the Company’s website, including in any website link provided herein, is provided for convenience only, and its contents are not incorporated by reference into this Conflict Minerals Report nor deemed filed with the U.S. Securities and Exchange Commission.

We retain conflict mineral documentation in accordance with our existing corporate retention policy and procedures.

Identify and Assess Risk in the Supply Chain.

We inspected the components used in the manufacturing of our products to identify Conflict Minerals risk in our supply chain. We then communicated the Company’s policy regarding Conflict Minerals to direct suppliers that may pose a risk and delivered the standardized Conflict Minerals Reporting Template developed by the Conflict-Free Sourcing Initiative to facilitate the transfer of information through the supply chain regarding mineral country of origin and smelters and refiners being utilized as well as whether the minerals come from a recycler or scrap supplier. The Company also requested that our direct suppliers make similar inquires of their suppliers through the various supply chain tiers down to the smelter/refinery and country of origin level.

The returned survey responses were reviewed and recorded.

Design and Implement a Strategy to Respond to Identified Risks.

We implemented a supplier engagement and follow up process to respond to questions and follow up with suppliers as needed. This process was utilized in a variety of circumstances, including when suppliers were late in responding, provided incomplete, inconsistent or confusing information or when other issues were identified. The follow up process included telephone calls and written requests for information.

We communicate identified risks to management of the Company, as appropriate.

Reliance on Independent Third-Party Audit of Supply Chain Due Diligence at the Smelter/Refiner Level. We do not have direct relationships with Conflict Minerals smelters and refiners, and do not expect to perform or direct audits of these entities within our supply chain. We rely on the published results of audits conducted by the Conflict-Free Sourcing Initiative and other recognized certification programs in order to comply with OECD guidance to conduct independent third party audits.

Report on Supply Chain Due Diligence.

Our Form SD and Conflict Minerals Report are located on our web site at www.speedwaymotorsports.com. They also have been filed with the SEC and will continue to be filed annually to the extent required by SEC rules.

Due Diligence Results

As a result of the due diligence procedures summarized above, the Company received a survey response rate from identified direct suppliers of over 30%. Not all of our suppliers were able to provide the names of smelters/refiners and country of origin information for minerals they purchased or the minerals used in the components that they purchased from their suppliers and used in the production of their components.

Based on the survey results and related due diligence, we have been unable to determine the origin of all of the Conflict Minerals in our products, if any. We expect that our assessment of Conflict Minerals risk, and our efforts to mitigate such risks, will continue to be an evolving process as more information is made available to our suppliers and to us about our supply chain. We intend to continue to engage with our suppliers to pursue responsible conflict-free sourcing for all products supplied to the Company.

This report contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “anticipates”, “approximates”, “believes”, “could”, “estimates”, “expects”, “hopes”, “intends”, “likely”, “may”, “objectives”, “plans”, “possible”, “projects”, “seeks”, “should” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are based on our current plans and expectations and are subject to a number of risks and uncertainties that could cause our plans and expectations, including actual results, to differ materially from the forward-looking statements. Many of these risks and uncertainties are beyond our control. No assurance can be given that actual results or events will not differ materially from those projected, estimated, assumed or anticipated in any such forward-looking statements. Important factors that could result in such differences, in addition to other factors noted with such forward-looking statements, include those discussed in our Annual Report on Form 10-K, Item 1A “Risk Factors” and any subsequent Quarterly Reports on Form 10-Q or other forms we may file with the Securities and Exchange Commission. Forward-looking statements included in this report are based on information available as of the date filed, and we assume no obligation to update any such forward-looking information contained in this report.